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                UNITED STATES                             OMB APPROVAL
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     SECURITIES AND EXCHANGE COMMISSION          OMB Number: 3235-0058
           WASHINGTON, D.C. 20549                Expires: January 31, 2002
                                                 Estimated average burden
                 FORM 12b-25                     hours per response....... 2.5
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         NOTIFICATION OF LATE FILING                     SEC FILE NUMBER
                                                           001-12063
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(Check One): [ ] Form 10-K [ ] Form 11-K         -----------------------------
[ ] Form 20-F [X] Form 10-Q [ ] Form N-SAR               CUSIP NUMBER
                                                           46061G103
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                                For Period Ended:  March 31, 2001
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  Read Instructions (on back page) Before Preparing Form. Please Print or Type.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Internet Commerce & Communications, Inc.
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Full Name of Registrant

RMI.NET, Inc.
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Former Name if Applicable

999 Eighteenth Street, Suite 2201
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Address of Principal Executive Officer (Street and Number)

Denver, Colorado 80202
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City, State and Zip Code


PART II - RULES 12b-25b AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject annual report or semi-annual report/portion
                  thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

         The Registrant completed the outsourcing of its billing systems in February 2001 and has experienced difficulty reconciling the new billing systems with its internal accounting systems. The quarter ended March 31, 2001 is the first quarter in which the Registrant has relied solely on outsourced billing systems. The Registrant is attempting to resolve the problems associated with the outsourced billing system as soon as practicable.



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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Douglas H. Houston                  (303)                  672-0700
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         (Name)                        (Area Code)         (Telephone Number)

(2)      Have all other periodic reports required
         under Section 13 or 15(d) of the Securities
         Exchange Act of 1934 or Section 30 of the
         Investment Company Act of 1940 during the           [X] Yes  [ ] No
         preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

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(3)      Is it anticipated that any significant
         change in results of operations from the
         corresponding period for the last fiscal
         year will be reflected by the earnings              [ ] Yes  [X] No
         statements to be included in the subject report or portion thereof?

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                    Internet Commerce & Communications, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      May 15, 2001                     By /s/ Douglas H. Hanson
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                                              Douglas H. Hanson
                                              Cheif Executive Officer and
                                              Chairman of the Board

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commission files.



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3.       A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.



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